Exhibit 10.8

May 30, 2017

Mr. Sal Hazday

28 Far Brook Drive

Short Hills, NJ 07078

Dear Sal:

We are pleased to offer you the position of Chief Operating Officer of OppLoans. We are very excited to have you join our team as we look to build a world-class online financial technology company.

Your official start date will be mutually agreed upon, but on, or before, July 17th, 2017. Below are the key terms of your offer:

•	Compensation: $420,000

•	Base: $300,000

•	Bonus Target: $120,000 (Target 40% of Base Salary)

•	Equity: 1.25% total common equity at a $50.0 million equity valuation

Please see the next page for a detailed term sheet reflecting the terms of our offer. The table below shows the computation of your equity proceeds at certain exit valuations based on the company’s current captial structure.

	Equity Value
	$200,000,000	$350,000,000	$500,000,000	$1,000,000,000	$2,000,000,000
Hurdle	$50,000,000	$50,000,000	$50,000,000	$50,000,000	$50,000,000
Mgmt Pool	$150,000,000	$300,000,000	$450,000,000	$950,000,000	$1,950,000,000
Ownership	1.25%	1.25%	1.25%	1.25%	1.25%
Proceeds	$1,875,000	$3,750,000	$5,625,000	$11,875,000	$24,375,000

We look forward to having you join our team and our family, and to creating value together for many years to come.

/s/ Jared Kaplan

Jared Kaplan

CEO

Sal Hazdav (“Executive”)

Term Sheet for Employment

OPPORTUNITY FINANCIAL LLC (“OPPLOANS”)

Subject to the execution of a mutually acceptable, definitive documentation, the following key terms will apply under the agreement between OPPLOANS and Executive:

Title and Position:	COO reporting to the CEO of OPPLOANS

Role and Responsibilities

Reporting directly to the CEO, Executive will lead all strategic operational pillars of the firm as well as working with the CEO on long-term Strategy and New Product Development. Those duties include, but are not limited to:

•   All customer facing processes after an application has been submitted

•   Refinance strategy and execution

•   All internal facing process after an application has been submitted

•   Automation of approvals process

•   Development and execution of Credit Rebuild product(s)

•   Mobile App Development

•   Implementation and execution of Internal productivity tools (Artificial Intelligence Bots, Chat)

•   Quality Assurance

•   Call Center Operations (Auto dialer, IVRs, Scripts, Efficiency Metrics)

•   Customer Portal feature development (“Designed Your Own Loan”)

•   Social Metric Tracking

Base Salary:	$300,000 Executive will be reviewed annually and Executive will be eligible for merit increases based on performance.

Bonus:

Target 40% of Base Salary based on achievement of certain financial and operating targets as mutually agreed by Executive and the Board of Directors. The 2017 bonus will be pro-rated based on the number of days worked in 2017.

An annual review will be conducted in January and the Bonus will be paid out upon completion of the annual audit.

Equity Grant:

Grant: Executive will be entitled grant of units representing partnership profits interests (“Units”) in OPPLOANS of 1.25%:

•   Units or profits interests equivalent to 0.9375% of OPPLOANS’s profits as of the date of grant, which shall be made as of the Executive’s start date and assumes an equity value of OPPLOANS of $50.0 million.

•   Units of profits interests equivalent to 0.3125% of OPPLOANS’s profits at a $50.0 million valuation, which shall become exercisable if the consolidated sale price of OPPLOANS equals or exceeds $75 million (the “Performance Milestone”), or if total dividends distributed to shareholders exceed $50 million. Such additional Units shall be granted on Executive’s start date (to ensure favorable tax treatment) and shall vest 100% on the date of achieving the Performance Milestone.

•   Any dividends to members will reduce, on a dollar for dollar basis, Executive’s strike price of $50.0 million.

Dilution: The Units granted to Executive will be subject to dilution for all subsequent issuances of Units by OPPLOANS.

Vesting: With the exception of the Performance Milestone Units, Executive’s Units will vest over a 4-year period, with 25% vesting on the first anniversary of the start date of Executive’s employment with OPPLOANS, and the remaining Units vesting in equal monthly installments over the next 36 months as long as Executive is employed by OPPLOANS.

Change of Control: In the event there is a Change of Control, 100% of Executive’s unvested Units will vest.

“Change of Control” will be defined to exclude recapitalization and other corporate transactions where a majority of the current Board remains in control following consummation of any such transaction.

Dilution Protection	Executive will be dilution protected for up to $5 million of additional equity capital provided by The Schwartz Capital Group or its affiliates. For avoidance of doubt, this protection does not apply to any third-party equity raise. This right will expire on the earlier of an IPO or Change of Control.

Term and Termination / Severance:

“At will” employment, which can be terminated by either OPPLOANS or the Executive at any time

Termination Without Cause/Death/Disability:

•   12 months of Base Salary, payable over the 12-month period following termination in accordance with OPPLOANS’s policies for payroll in effect at the time

Executive to sign a mutual general release in order to receive severance. Severance ceases immediately upon a breach of restrictive covenants (i.e., non-solicit of employees/customers and non-use/non-disclosure). Those restrictive covenants will exist for 24 months following termination.

Termination for Cause:

•   Accrued and unpaid Base Salary; and

•   Expense reimbursement.

Executive’s right to receive severance payments is contingent upon: (i) his compliance with the terms of his agreements with OPPLOANS, including any confidentiality and non-solicitation provisions, (ii) his execution and delivery to OPPLOANS a severance agreement mutually entered into at the time of his termination, (iii) delivery to OPPLOANS and non-revocation of a general release in favor of OPPLOANS and its Affiliates, and (iv) relocation to the greater Chicago area

“Competitive Business” shall mean (a) the business of online lending to borrowers, which business has similar products, rates or terms as the Company, and markets to a similar customer demographic and credit profile as the Company and (b) any other business commenced by the Company, or with respect to which the Company has undertaken substantial steps to commence, at any time through the date of the Participant’s Termination of Service.

Relocation

Executive will relocate to Chicago area no later than September 1, 2017.

Candidate is eligible for Relocation Reimbursement of up to $100,000 of reasonable relocation expenses including:

•   House hunting trips (family airfare, lodging, meals, etc.)

•   Temporary Living

•   Moving costs (packing, shipping, unloading, insurance, storage)

•   Broker’s Commissions

•   Closing Costs

•   Final move trip (family airfare, lodging, meals, etc.)

If candidate leaves within 18 months after start date, he will be required to repay relocation expenses paid by OPPLOANS

Employee Benefits:	Four weeks paid vacation and group health, 401K and other benefits, each in accordance with OPPLOANS policy.

Executive’s employment is subject to restrictive covenants (24 month non-solicit and non-compete) and contingent on execution of Confidentiality Agreement and Stock Appreciation Rights Agreement.

Employment is also contingent on execution of OPPLOANS employment handbook and on satisfactory results of background check.

This offer will expire as of June 7th, 2017 at 5:00pm CST.

Sincerely,

Jared Kaplan

CEO

EMPLOYEE:

/s/ Sal Hazday
Sal Hazday

5